UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 1, 2005

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14225	94-1741481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48720 Kato Road

Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 1, 2005, Exar Corporation (“Exar” or the “Company”) notified Nasdaq that, based on the preliminary results of the election of directors at the 2005 Annual Meeting of Stockholders held on October 27, 2005 (the “Annual Meeting”), it was expected that Richard Previte and Thomas Werner would not be re-elected to the Board, and, therefore, the Company would not be in compliance with NASDAQ Marketplace Rule 4350(d)(2)(A) because the Audit Committee would (upon the Company’s receipt from IVS Associates, Inc., the Inspector of Elections of the Annual Meeting, of the final results of the election of directors) be temporarily comprised of only two independent members, and, neither of such members has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities (referred to herein as the “Financial Sophistication Requirement”). The Company further advised Nasdaq that, at the next scheduled meeting of the Board of Directors (such meeting is currently expected to be held at the end of November), the Company would reconstitute its Audit Committee to be comprised of three independent directors, each of whom satisfies all of the requirements outlined in Marketplace Rule 4350(d)(2)(A)(i)-(iv). The Company also advised Nasdaq of its intent to appoint an independent director to the Audit Committee who satisfies the Financial Sophistication Requirement within the cure period prescribed by Marketplace Rule 4350(d)(4).

On November 2, 2005, the Company issued a press release announcing, among other things, the final results of the election of directors, confirming the election of Messrs. Adams, Leza and P. Rodriguez to the Company’s Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On November 2, 2005, the Company received two Nasdaq Staff Deficiency Letters:

•	The first letter from Nasdaq (issued in response to the Company’s letter to Nasdaq dated November 1, 2005) confirmed that the Company no longer complies with Nasdaq’s audit committee requirements for continued listing on The Nasdaq Stock Market under Marketplace Rule 4350. The letter states that, consistent with Marketplace Rule 4350(d)(4), Exar will be provided a cure period until the earlier of Exar’s next annual shareholders’ meeting or October 27, 2006, in order to regain compliance. The letter also states that in the event the Company does not regain compliance within this period, the Staff will provide written notification that Exar’s securities will be delisted. The Company intends to comply fully with Marketplace Rule 4350 within the cure period provided.

•	The second letter from Nasdaq notified the Company that, as a result of the failure to re-elect Mr. Previte at the Annual Meeting and the concurrent retirement of Mr. Conlisk, the Company no longer complies with Nasdaq’s nominations committee requirements for continued listing on The Nasdaq Stock Market under Marketplace

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Rule 4350(c)(4), as the Corporate Governance and Nominating Committee of the Company’s Board of Directors has no members. The letter stated that the Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Stock Market and requested that the Company provide to the Staff, on or before November 17, 2005, the Company’s specific plan and timetable to achieve compliance with Marketplace Rule 4350(c)(4). The letter also stated that in the event the Staff determines that the Company’s plan does not adequately address the issue, the Company will receive notification that its securities will be delisted.

On November 3, 2005, in response to Nasdaq’s second letter dated November 2, 2005, the Company advised Nasdaq that it would, at its next scheduled meeting of the Board of Directors (such meeting is currently expected to be held at the end of November), appoint at least two independent directors (as defined in Marketplace Rule 4200(a)(15)) to the Corporate Governance and Nominating Committee and thereby regain compliance with Marketplace Rule 4350(c)(4). The Company further advised Nasdaq that, currently, each independent member of the Company’s Board of Directors is being considered for appointment to the Corporate Governance and Nominating Committee, and included the biographical information for each independent member of the Board. The Company agreed to notify Nasdaq immediately following the appointment of the independent directors to the Corporate Governance and Nominating Committee.

On November 7, 2005, the Company issued a press release announcing the receipt of the Nasdaq Staff Deficiency Letters. A copy of the press release is included as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 2, 2005.

99.2	Press Release dated November 7, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION

By:	/s/ RONALD W. GUIRE
Ronald W. Guire
Executive Vice President, Chief Financial Officer,
Assistant Secretary and Director

Date: November 4, 2005

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 2, 2005.

99.2	Press Release dated November 7, 2005.

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